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                                EXHIBIT d.(viii)

                     INVESTMENT SUB-ADVISORY AGREEMENT WITH
                     HARTFORD INVESTMENT MANAGEMENT COMPANY

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                        INVESTMENT SUB-ADVISORY AGREEMENT

        This investment sub-advisory agreement is made by and between HL Investment Advisors, LLC, a Connecticut limited liability company ("HL Advisors"), and Hartford Investment Management Company, a Delaware corporation ("HIMCO").

        WHEREAS, HL Advisors has entered into an agreement for the provision of investment management services (the "Principal Advisory Contract") to Hartford HLS Series Fund II, Inc. (the "Company"), and

        WHEREAS, HL Advisors wishes to engage HIMCO to provide investment management services to the series of shares of the Company listed on Attachment A (each a "Portfolio" and together the "Portfolios"), and

        WHEREAS, HIMCO is willing to perform such services on behalf of the Portfolios upon the terms and conditions and for the compensation hereinafter set forth.

        NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained, the parties hereto agree as follows:

HL Advisors hereby employs HIMCO to provide investment management services with respect to the assets of the Portfolios and to perform the services hereinafter set forth subject to the terms and conditions of the investment objectives, policies and restrictions of each Portfolio, and HIMCO hereby accepts such employment and agrees during such period to assume the obligations herein set forth for the compensation herein provided.

HIMCO shall evaluate and implement an investment program appropriate for each Portfolio which shall be amended and updated from time to time as financial and other economic conditions change as determined by HL Advisors and HIMCO.

HIMCO, in consultation with HL Advisors when appropriate, will make all determinations with respect to the investment of the assets of the Portfolios and the purchase or sale of portfolio securities, and shall take such steps as may be necessary to implement the same. Such determinations and services shall include advising the Company's Board of Directors of the manner in which voting rights, rights to consent to corporate action, and any other non-investment decisions pertaining to a Portfolio's securities should be exercised.

HIMCO will regularly furnish reports with respect to the Portfolios at periodic meetings of the Company's Board of Directors and at such other times as may be reasonably requested by the Company's Board of Directors, which reports shall include HIMCO's economic outlook and investment strategy and a discussion of the portfolio activity and the performance of the Portfolios since the last report. Copies of all such reports shall be furnished to HL Advisors for examination and review within a reasonable time prior to the presentation of such reports to the Company's Board of Directors.

HIMCO shall manage each Portfolio in conformity with the Company's Articles of Incorporation and By-laws, each as amended from time to time, and the Investment Company Act of 1940, as amended, other applicable laws, and the investment objectives, policies and restrictions of each

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Portfolio as set forth in the Portfolios' prospectus and statement of additional information, or any investment guidelines or other instructions received in writing from HL Advisors, and subject further to such policies and instructions as the Board of Directors of HL Advisors may from time to time establish and deliver to HIMCO.

HIMCO will select the brokers or dealers that will execute the purchases and sales of portfolio securities for the Portfolios and place, in the name of each Portfolio or its nominees, all such orders. When placing such orders, HIMCO shall use its best efforts to obtain the best net security price available for each Portfolio. Subject to and in accordance with any directions that the Board of Directors may issue from time to time, HIMCO may also be authorized to effect individual securities transactions at commission rates in excess of the minimum commission rates available, if HIMCO determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage or research services provided by such broker or dealer, viewed in terms of either that particular transaction or HIMCO's overall responsibilities with respect to the Portfolios and HIMCO's other advisory clients. The execution of such transactions shall not be deemed to represent an unlawful act or breach of any duty created by this Agreement or otherwise. HIMCO will promptly communicate to the Board of Directors such information relating to portfolio transactions as they may reasonably request.

As compensation for the performance of the services by HIMCO hereunder, HL Advisors shall, as promptly as possible after the last day of each calendar year quarter, pay HIMCO the equivalent of all direct and indirect expenses incurred in the performance of its duties under this Agreement.

HIMCO shall not be liable for any loss or losses sustained by reason of any investment including the purchase, holding or sale of any security as long as HIMCO shall have acted in good faith and with due care; provided, however, that no provision in this Agreement shall be deemed to protect HIMCO against any liability to the Company or its shareholders by reason of its willful misfeasance, bad faith or negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement.

        (a) This Agreement shall become effective on April 30, 2002, shall continue in effect for the same term as the Principal Advisory Contract and shall be submitted to the Company's Board of Directors for reapproval at the same time as the Principal Advisory Contract. This Agreement, unless sooner terminated in accordance with 9(b) below, shall continue in effect from year to year thereafter provided that its continuance is specifically approved at least annually (1) by a vote of the majority of the members of the Board of Directors of the Company or by a vote of a majority of the outstanding voting securities of each Portfolio, and (2) in either event, by the vote of a majority of the members of the Company's Board of Directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on this Agreement.

        (b) This Agreement (1) may be terminated with respect to each Portfolio at any time without the payment of any penalty either by vote of the members of the Board of Directors of the Company or by a vote of a majority of any Portfolio's outstanding

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                voting securities, or by HL Advisors on sixty days' prior
                written notice to HIMCO, (2) shall immediately terminate in the event of its assignment, (3) may be terminated by HIMCO on sixty days' prior written notice to HL Advisors, but such termination will not be effective until HL Advisors shall have contracted with one or more persons to serve as a successor to HIMCO for the Portfolio (or HL Advisors or another affiliate of HL Advisors agrees to manage the Portfolio) and such person(s) shall have assumed such position, and (4) will terminate automatically upon termination of the investment management agreement between HL Advisors and the Company of even date herewith.

        (c) As used in this Agreement, the terms "assignment," "interested parties" and "vote of a majority of the Company's outstanding voting securities" shall have the meanings set forth for such terms in the Investment Company Act of 1940, as amended.

        (d) Any notice under this Agreement shall be given in writing, addressed and delivered, or mailed postpaid, to the other party or parties at the current office address provided by each party.

Nothing in this Agreement shall limit or restrict the right of any partner, officer, or employee of HIMCO to engage in any business or to devote his or her time and attention in part to the management or other aspects of any other business, whether of a similar nature or a dissimilar nature, nor to limit or restrict the right of HIMCO to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

It is the intention of the parties hereto that by this Agreement HIMCO shall provide HL Advisors with such investment management and advisory services as may be required by HL Advisors in managing and advising the Portfolios pursuant to the terms of the Principal Advisory Contract. No provision of this Agreement shall be construed or interpreted to grant HIMCO any right or authority not granted to HL Advisors under the Principal Advisory Contract, or to impose on HIMCO any duty or obligation not otherwise imposed on HL Advisors under the Principal Advisory Contract.

HL Advisors agrees that neither it nor any affiliate of HL Advisors will use HIMCO's name or refer to HIMCO or HIMCO's clients in marketing and promotional materials without prior notification to and authorization by HIMCO, such authorization not to be unreasonably withheld.

If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

The amendment of this Agreement for the sole purpose of adding one or more Portfolios shall not be deemed an amendment affecting an already existing Portfolio and requiring the approval of shareholders of that Portfolio.

To the extent that federal securities laws do not apply, this Agreement and all performance hereunder shall be governed by the laws of the State of Connecticut which apply to contracts made and to be performed in the State of Connecticut.

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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the 30th day of April, 2002.

                                                  HL INVESTMENT ADVISORS, LLC

                                                  /s/ David M. Znamierowski
                                                  ---------------------------
                                                  By: David M. Znamierowski
                                                  Title: Senior Vice President


                                                  HARTFORD INVESTMENT
                                                  MANAGEMENT COMPANY

                                                  /s/ David M. Znamierowski
                                                  ---------------------------
                                                  By: David M. Znamierowski
                                                  Title: President

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                                  ATTACHMENT A

        The following series of Hartford HLS Series Fund II, Inc. are made part of this Agreement:

        Hartford U.S. Government Securities HLS Fund